Exhibit 99.1

Mobile Infrastructure Announces Receipt of a
Preliminary, Non-Binding Indication of Interest from Bombe Asset Management

CINCINNATI — (BUSINESSWIRE) — Mobile Infrastructure Corporation (Nasdaq: BEEP), (“Mobile”, “Mobile Infrastructure” or the “Company”), the nation’s only publicly traded owner of parking infrastructure, today announced that the board of directors (the “Board”) has received a preliminary, non-binding indication of interest (the “Proposal Letter”) from Bombe Asset Management, LLC (“Bombe”) to acquire 100% of the issued and outstanding shares of common stock of Mobile (the “Proposed Transaction”).

Bombe is owned and controlled by Manuel Chavez III and Stephanie Hogue. Mr. Chavez serves as Executive Chairman of the Board of Mobile and is the founder and a managing partner of Bombe. Ms. Hogue is Mobile’s President and Chief Executive Officer and a member of the Board and is a managing partner of Bombe.

The Board has established a special committee consisting solely of independent directors (the “Special Committee”) to carefully evaluate the Proposed Transaction and other alternatives available to Mobile.

The Proposal Letter is preliminary and non-binding. There can be no assurance that the Proposal Letter will result in the negotiation or execution of a definitive agreement or that the Proposed Transaction or any transaction will be consummated.

The Company and the Special Committee do not intend to comment further regarding the Proposal Letter, the Proposed Transaction or any related developments unless and until they determine that further disclosure is appropriate or required by law.

A copy of the Proposal Letter is available as an exhibit to Manuel Chavez III’s and Stephanie Hogue’s statement of beneficial ownership on Schedule 13D filed with the Securities and Exchange Commission on August 4, 2026.

No stockholder action is required at this time.

About Mobile Infrastructure Corporation

Mobile Infrastructure Corporation is a Maryland corporation. The Company owns a diversified portfolio of parking assets throughout the United States. As of March 31, 2026, the Company owned 35 parking facilities in 18 separate markets throughout the United States, with a total of 13,200 parking spaces and approximately 4.6 million square feet. The Company also owns approximately 0.1 million square feet of retail/commercial space adjacent to its parking facilities. Learn more at www.mobileit.com.

Forward-Looking Statement

Certain statements contained in this press release are forward-looking statements. All statements included in this press release that are not historical facts, including statements concerning the review and evaluation of the Proposal Letter by the Special Committee and the possibility of a transaction involving the Company, are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential,” “will” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon the Company’s current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Actual events and outcomes could differ materially from those expressed or implied by such statements as a result of various factors, including the outcome of the Special Committee’s review and evaluation of the Proposal Letter; whether the Proposal Letter is modified, withdrawn or rejected; whether the Company and Bombe enter into a definitive agreement; the terms, structure, financing and timing of any potential transaction; whether any required approvals are obtained and conditions to any potential transaction are satisfied; the possibility that other proposals may be made; potential disruption to the Company’s business; and litigation relating to the Proposal Letter or any potential transaction. There can be no assurance that the Proposal Letter will result in the negotiation or execution of a definitive agreement or that any transaction will be approved or consummated.

Additional factors that could cause actual events and outcomes to differ materially are discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. All forward-looking statements are made as of the date of this press release. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Mobile Contact

David Gold | Lynn Morgan

beepir@advisiry.com | (212) 750-5800